Exhibit 10.5

TRADEMARK LICENSE AGREEMENT

     This Trademark License Agreement (this “Agreement”) is made and entered into as of this 13th day of January, 2004, by and between: Aether Systems, Inc., a Delaware corporation (“Licensor”); and TSYS Acquisition Corporation, a Maryland corporation, and TeleCommunication Systems, Inc., a Maryland corporation (collectively, “Licensee”). Licensor and Licensee may be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

     WHEREAS, Licensor and Licensee are parties to that certain Purchase Agreement dated December 18 2003 (the “Purchase Agreement”); and,

     WHEREAS, as a condition to the Closing of the Purchase Agreement, Licensor has agreed to license certain limited rights to certain of its trademarks, service marks and trade names to Licensee, as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein provided and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions. All capitalized terms used in this Agreement but not otherwise defined herein shall have the same meanings as set forth in the Purchase Agreement.

	1.1.	Aether Limited Name. “Aether Limited Name” shall mean the trade name “Aether Systems Ltd.” and all logos used in connection therewith.

	1.2.	Aether Names. “Aether Names” shall mean the trade names “Aether” and “Aether Systems” and all logos used in connection therewith.

	1.3.	Aether Marks. “Aether Marks” shall mean: (i) the Product Marks; (ii) the Aether Names; and (iii) the Aether Limited Name.

	1.4.	Domain Names. “Domain Names” shall mean the domain names listed on Exhibit B.

	1.5.	Effective Date. “Effective Date” shall mean the date first written above.

	1.6.	Product Marks. “Product Marks” shall mean those trademarks and service marks set forth on Exhibit A and all logos associated therewith as well as the Domain Names.

2.	License Grant.

	2.1.	Grant. During the term of this Agreement, Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, a non-transferable, irrevocable (except as described in Section 9.2), royalty-free license to use the Aether Marks in connection with the operation of the Business as set forth below:

(i) with respect to the Product Marks, an exclusive license throughout the world for three (3) years;

(ii) with respect to the Aether Limited Name, an exclusive license throughout Europe for three (3) years; and

(iii) with respect to the Aether Names, a nonexclusive license throughout the United States for six (6) months; provided, however, that starting three (3) months after the Effective Date Licensee must use the phrase “formerly Aether Systems” throughout the United States in conjunction with the Aether Names.

	2.2.	Combination Restriction. Licensee shall not have the right to use the Aether Marks in combination with any other trademarks, service marks or logos such that the use of such marks and/or logos together with the Aether Mark(s) creates a single impression. For the avoidance of doubt, this Section 2.2 is not intended to restrict Licensee’s ability to co-brand products with the Product Marks.

	2.3.	Sublicense Restriction. Licensee may not sublicense the rights granted pursuant to Section 2.1 without Licensor’s written consent, which may be withheld in Licensor’s sole discretion except that Licensee may grant sublicenses to any Person that is one of its Affiliates (which shall immediately terminate in the event such Person ceases to be an Affiliate).

	2.4.	Third Party Licenses. Licensee acknowledges and agrees that it will be solely responsible for procuring any third-party licenses required to use any Aether Mark in combination with any such third-party mark, including paying any costs or expenses related thereto. Nothing in this Agreement shall be interpreted as granting the right to Licensee to use the mark BLACKBERRY, a registered trademark of Research In Motion Ltd.

3.	Use Restrictions. Following the expiration of the licenses described in Section 2.1(i) and Section 2.1(ii), Licensee shall have no further right or license to use in commerce, or in any other manner, the Product Marks or the Aether Limited Name, respectively. Further, following the expiration of the licenses described in Section 2.1(i) and Section 2.1(ii), Licensor hereby covenants to not use, in commerce or in any other manner, the Product Marks or the Aether Limited Name, respectively, in perpetuity. Following the expiration of the license described in Section 2.1(iii), Licensee shall have no further right to use the Aether Names.

4.	Ownership. Licensee acknowledges that, as between the Parties, Licensor owns all right, title and interest in and to the Aether Marks. Licensee further acknowledges and agrees that the Aether Marks and the goodwill associated therewith have great value to Licensor and agrees not to challenge or contest the validity or Licensor’s ownership of the Aether Marks (or any other rights that Licensor may have in or to the Aether Marks) anywhere in the world. Nothing in this Agreement or the performance hereof shall operate to grant to Licensee or otherwise vest in Licensee any right, title, or interest in or to any Aether Mark other than the licenses expressly granted pursuant to Section 2.1.

5.	Quality Control. Licensee agrees to maintain the quality of all aspects of the Business at a level that is at least equal to the quality of the Business as conducted as of the Effective Date including with respect to the goods and services sold or provided in connection with the Aether Marks. Any breach of this Section 5 shall be deemed to be a material breach of this Agreement.

6.	Use of Licensed Trademarks.

	6.1.	Specimens of Use. Licensee shall provide to Licensor specimens of use and information relating to, Licensee’s use of any of the Aether Marks as may be requested by Licensor, which requests shall be made no more frequently than once per calendar year unless Licensor has identified a potential deficiency in Licensee’s use of the Aether Marks or there is any actual or suspected noncompliance with the terms or conditions of this Agreement. Without limiting Licensor’s ability to terminate any of the licenses granted herein pursuant to Section 9.2, Licensee shall remedy any deficiencies in its use of any of the Aether Marks and/or noncompliance with the terms or conditions of this Agreement and/or the quality of the Business and related advertising and promotional materials promptly upon notice from Licensor.

	6.2.	Trademark Usage. Licensee shall use each of the Aether Marks only in a form and manner that is consistent with proper trademark usage and applicable laws and regulations and as may be necessary to protect the strength of the marks and the goodwill associated therewith and Licensee’s rights therein and thereto (including as set forth on Exhibit C and using any required symbols, notices or legends required thereby) and/or as may be directed in writing by Licensor.

	6.3.	Usage. Licensee acknowledges and agrees that its usage of any of the Aether Marks shall inure solely to the benefit of Licensor and any goodwill or rights, title or interest that may have accrued to Licensee by its use of the Aether Marks shall accrue to and be held in trust by Licensee for Licensor which goodwill and/or rights Licensee hereby assigns, and shall assign to Licensor immediately, at its request, at any time whether during the term or after termination of this Agreement.

	6.4.	No Derogation. Licensee shall not knowingly do anything that is inconsistent with or impairs the validity or enforceability of any of the Aether Marks or any of Licensor’s right, title or interest in or to any of the Aether Marks, or that infringes, derogates, dilutes or is inconsistent with or impairs any of the Aether Marks or Licensor’s ownership of any of the Aether Marks or which is detrimental to the reputation of the Aether Marks or Licensor or any goodwill associated with the Aether Marks. Licensee shall cooperate with and reasonably assist Licensor, if such co-operation and assistance is requested by Licensor, at Licensor’s reasonable expense, in protecting and maintaining Licensor’s right, title or interest in and to any of the Aether Marks, including, without limitation, in any efforts of Licensor to register any of the Aether Marks and/or record this Agreement. In the event that Licensee does anything that is inconsistent with or impairs the validity of the Aether Marks or any of Licensor’s rights in or to any of the Aether Marks, or that infringes, derogates, dilutes or is inconsistent with or impairs any of the Aether Marks or Licensor’s ownership of any of the Aether Marks or which is detrimental to the reputation of any of the Aether Marks or Licensor or the goodwill associated with any Aether Marks, then upon notice from Licensor, Licensee shall cease such activity.

	6.5.	No Similar Marks. Without limiting the generality of anything in this Section 6, during and after the term of this Agreement, Licensee specifically agrees that it shall not use any of the Aether Marks, or any name, mark, logo or brand confusingly similar to any of the Aether Marks, in any corporate, business or trade name or in or on any electronic, digital or wireless online media or in connection with any product or service, whether now known or existing or hereafter devised or existing, except as expressly permitted pursuant to Section 2.1. Licensee further agrees not to file any applications for registration or any domain name applications or registrations or other indicia of ownership anywhere in the world for any of the Aether Marks, or any name, mark, logo or brand incorporating any of the Aether Marks.

7.	Infringements.

	7.1.	Notice. Licensee shall as soon as it becomes aware thereof give Licensor in writing full particulars of infringement of Licensor’s rights in relation to the Aether Marks or to passing-off. If Licensee becomes aware that any other person or entity alleges that the Aether Marks are invalid or that use of the Aether Marks infringes any rights of any other person or entity, Licensee shall immediately give Licensor full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof or take any actions without Licensor’s prior written consent.

	7.2.	Proceedings. As between the Parties, Licensor shall have the sole right, but not the obligations, to control and conduct all proceedings relating to the Aether Names or Aether Limited Name, and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the Aether Names or Aether Limited Name or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Aether Names or Aether Limited Name, except to the extent otherwise required pursuant to the Purchase Agreement. Licensee shall not be entitled to bring any action for infringement nor require Licensor to bring any such action and Licensor shall not be obliged to bring or defend any proceedings in relation to the Aether Names or Aether Limited Name if it decides in its sole discretion not to do so; provided, however, that Licensee shall be entitled to bring any action for infringement or defend any proceedings in relation to the Product Marks if it decides in its sole discretion to do so. In such event, Licensor shall not enter into any settlement agreement or voluntary consent decree without the consent of Licensor, which shall not be unreasonably withheld.

	7.3.	Cooperation. The non-acting Party shall, at the request of the acting Party and at the acting Party’s expense, give full co-operation to the acting Party in any action, claim or proceedings brought or threatened in respect of the Aether Marks.

8.	Prosecution and Maintenance of Marks. With the exception of the Domain Names, Licensor has no obligation to file and/or prosecute and maintain any applications or registrations for any of the Aether Marks. Licensor and Licensee shall co-operate with and assist each other in the provision of documents and information in connection with any registration or application for any of the Aether Marks as reasonably necessary to effectuate the procurement and maintenance of any applications or registrations filed by Licensor for any of the Aether Marks, whether at Licensee’s request or otherwise.

9.	Term and Termination.

	9.1.	License Term. The licenses granted pursuant to Section 2.1 shall commence on the Effective Date and shall continue thereafter in full force and effect until the applicable dates set forth in such Section 2.1, unless earlier terminated by mutual agreement of the Parties or in accordance with this Section 9. This Agreement shall commence on the Effective Date and continue thereafter in full force and effect in perpetuity.

	9.2.	Termination for Breach. In the event of a breach of any license granted pursuant to Section 2 by Licensee, Licensee shall have thirty (30) days following notice thereof by Licensor to remedy such breach. In the event Licensee fails to remedy such breach within such thirty-day period, Licensor shall have the right upon notice to Licensee to immediately terminate such license Notwithstanding the foregoing, Licensor shall have no right to terminate any other section of this Agreement due to Licensee’s breach.

	9.3.	Remedy Not Exclusive. In addition to any right to terminate this Agreement described in Section 9.2, Licensor may in the event of a breach by Licensee pursue all other legal and equitable remedies, including injunctive relief or damages. In addition, Licensee acknowledges that any breach of this Agreement is likely to cause irreparable harm to Licensor, and that Licensor shall therefore be entitled to obtain injunctive or other equitable relief without the posting of any bond.

	9.4.	Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 9.2, all licenses granted pursuant to Section 2.1 shall immediately and automatically terminate and all rights shall revert to Licensor. In addition, Licensee shall return or destroy all confidential information related to such licenses and cease all use thereof.

10.	Warranties; Indemnification.

	10.1.	Warranties. Licensor represents, warrants and covenants to Licensee as follows: (i) Licensor has the full and unencumbered right, power and authority to enter into this Agreement, to grant the license rights granted by Licensor to Licensee in Section 2.1, and otherwise to carry out its obligations hereunder; (ii) Licensor has not licensed or granted to any third party, and will not license or grant to any third party during the term of this Agreement, any rights in or to the Aether Marks that are inconsistent with the license rights granted by Licensor to Licensee in Section 2.1; (iii) There are no Claims, and Licensor is not otherwise aware, that the Aether Marks infringe or misappropriate the proprietary rights of any Person; and (iv) There are no Claims, as of the Effective Date, which could impact upon Licensor’s right, power and authority to enter into this Agreement, to grant the license rights granted by Licensor to Licensee hereunder, or to otherwise carry out its obligations hereunder.

	10.2.	Indemnification. Each Party shall be liable for and indemnify and hold harmless the other Party and its Affiliates (together with each of their officers, directors, employees and agents) against any and all liability, loss, damages, costs (including legal costs and professional costs) and expenses incurred or suffered by the same, arising out of or related to any dispute, claim, suit, proceeding or any other action brought by a third party against such other Party (or any other indemnitee) by reason of such Party’s use of the Aether Marks or breach of any warranty or covenant herein.

11.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM ANY PROVISION OF THIS AGREEMENT OR THE PERFORMANCE THEREOF (INCLUDING DAMAGES INCURRED BY THIRD PARTIES) INCLUDING LOSS OF PROFITS, CONTRACTS, BUSINESS, REPUTATION OR GOODWILL.

12.	Miscellaneous.

	12.1.	Further Assurances. From time to time, at each Party’s request, the other Party shall execute and deliver such further instruments of conveyance, transfer and assignment and take such other actions as such Party may reasonably request to effect the purposes of this Agreement.

	12.2.	Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed delivered when so delivered by hand, telexed or telecopied with acknowledged receipt, or if mailed, five (5) calendar days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:

If to Licensee:

TSYS Acquisition Corp. 275 West Street Suite 400 Annapolis, MD 21401 Telephone: (410) 263-7617 Facsimile: (410) 263-7616 Attention: Thomas M. Brandt, Jr.

with a copy to:

Piper Rudnick LLP 6225 Smith Avenue Baltimore, Maryland 21209 Attn: Wilbert H. Sirota, Esq. Telephone: (410) 580-4264 Facsimile: (410) 580-3001

If to Licensor:

Aether Systems, Inc. 11460 Cronridge Dr. Owings Mills, Maryland 21117 Attn: David Oros Telephone: (410) 654-6400 Facsimile: (410) 654-6554

with a copy to:

Kirkland & Ellis LLP 655 15th Street, N.W., Suite 1200 Washington, D.C. 20005 Attn: Mark D. Director, Esq. Telephone: (202) 879-5000 Facsimile: (202) 879-5200

or such other address or facsimile number as such Party may hereafter specify in writing for the purpose by notice to the other Parties hereto.

12.3.	Governing Law; Submission to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Maryland without regard to the conflict of law principles thereof. Courts within the State of Maryland will have jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement and the transactions contemplated hereby. The Parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the Parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by Applicable Law, any Claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

12.4.	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

12.5.	Entire Agreement. This Agreement, and the attached Exhibits, constitute the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and thereby and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof.

12.6.	Assignment. This Agreement and any rights and obligations hereunder may be freely assigned by Licensor but shall not be assignable or transferable by Licensee, except in connection with a merger or sale of stock, or sale of substantially all the assets, of Licensee, without the prior written consent of the Licensor. Any purported assignment without such consent shall be void and without effect.

12.7.	Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto, or, in the case of a waiver, by or on behalf of the Party waiving compliance unless otherwise contemplated by this Agreement. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

12.8.	Headings; Construction. The section and paragraph headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. For the purposes of this Agreement, the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation”.

12.9.	Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

12.10.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Laws, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

12.11.	No Third Party Beneficiaries. Except as provided with respect to indemnification as set forth in Section 10 and except as otherwise expressly stated in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties hereto and their respective heirs, successors and permitted assigns.

(signatures appear on following page)

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

AETHER SYSTEMS, INC.

By:	/s/ David S. Oros

	Name:	David S. Oros
	Title:	Chief Executive Officer

TSYS ACQUISITION CORP.

By:	/s/ Thomas M. Brandt, Jr.

	Name:	Thomas M. Brandt, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Exhibit A
Product Marks

MARK	REG./APPL. NO.	REG./APPL. DATE

AETHER ATTACHE	2,745,053	7/29/03
AETHER FUSION	78/053032	3/14/01
AIM AETHER INTELLIGENT MESSAGING	76/184184	12/21/00
AETHER INSTANT WIRELESS MESSAGING	n/a	n/a
BLACKBERRY BY AETHER*	n/a	n/a
AETHER 20/20 D	n/a	n/a

*Any use of the mark BLACKBERRY shall be governed by Section 2.4.

Exhibit B
Domain Names

DOMAIN NAME	REGISTRATION DATE	RENEWAL DATE

aetherbb.com	9/20/02	expired
aetherbb.info	9/19/01	expired
aetherfusion.biz[1]	11/19/01	11/18/04
aetherfusion.com	4/23/02	4/24/04
aetherfusion.info	9/19/01	expired
aetherfusion.org[1]	10/2/01	10/2/04
aethersystems.es	4/22/01	12/31/2003
aethersystems.nl	4/10/03	??/??/????
Blackberrybyaether.biz[1]	11/19/01	11/18/04
Blackberrybyaether.com	12/20/00	12/20/05
Blackberrybyaether.info	9/19/01	expired
Blackberrybyaether.net	12/20/00	12/20/05
myaetherbb.biz[1]	11/19/01	11/18/04
myaetherbb.com	8/16/00	8/16/04
myaetherbb.info	9/19/01	expired
myaetherbb.net	8/16/00	8/16/04

[1] Registered in the name of Aether’s attorney — Kris Keeney, Esq.

Exhibit C
Trademark Use Guidelines

Attached hereto.